EXHIBIT 99.2

                              CAUTIONARY STATEMENTS

         Information provided by Sunbeam Corporation (the "Company") from time to time may contain certain "forward-looking" information, as that term is defined in the Private Securities Litigation Reform Act of 1995, as the same may be amended (herein the "Act") and in releases made by the Securities and Exchange Commission ("SEC") from time to time. These Cautionary Statements are being made pursuant to the Act, with the intention of obtaining the benefits of the "Safe Harbor" provisions of the Act. The Company cautions investors that any forward-looking statements made by the Company are not guarantees of future performance and that actual results may differ materially from those in the forward-looking statements as a result of various factors.

         These Cautionary Statements are being made and filed with the SEC contemporaneously with the Company's release of its financial statements for the quarter and year ended December 29, 1996. The Company's financial success depends upon numerous factors, including without limitation a detailed restructuring plan (the "Plan"), the success of which is itself dependent upon





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the successful  completion of a number of actions which the Company expects will improve its future financial performance. It is possible, however, that certain of these actions may not be successfully completed for a variety of reasons, and therefore that future financial results may differ materially from those anticipated by the Company. The Company wishes to advise investors of the following risks to the Plan:

         The Company plans to close various facilities, reduce employment levels and consolidate production capacity. These actions are scheduled to be completed on an accelerated timetable. If the Company is unable to complete such actions within anticipated time frames, the full benefits of cost reductions may not be realized as quickly as anticipated by the Company or possibly may not be realized at all. Many factors could delay or materially affect realization of the anticipated benefits of cost reduction initiatives, including failure of Company personnel or of third parties to perform in a timely manner, events of force majeure or other circumstances which could prevent or delay implementation. Any material failure of the Company to reduce costs to the extent anticipated by the Company (or within the time frames anticipated by the Company) would likely have an adverse effect on anticipated future financial results, which effect could be material.

         The Company has announced plans to sell certain non-core businesses to third parties. It anticipates receiving proceeds from these sales and also anticipates that the sales will further reduce the costs of its ongoing business. If the Company is unsuccessful in disposing of any or all of these non-core businesses, or if it fails to realize disposition proceeds in amounts anticipated by the Company, or if such dispositions are not completed within the time frames anticipated by the Company, such events would likely have an adverse effect on future financial results, which effect could be material.

         The Company expects to substantially increase the amount of business conducted by it outside North America. If the Company fails to achieve anticipated market penetration in areas of the world into which the Company currently expects to expand its sales, such event is likely to have an adverse effect on the Company's future financial performance, which effect could be material. Expansion of the Company's sales in foreign markets depends upon many factors, including the states of economies in foreign countries, the strength of consumer demand in those countries for products which the Company sells (or expects to sell in those markets), the strength of competition from other global consumer products companies and other factors which may negatively affect the Company's anticipated performance in those markets.






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         The Company  currently has significant sales in such economies as those of Mexico and Venezuela, both of which economies have been unstable or hyperinflationary in recent years. The economies of other foreign countries important to the Company's expansion plans could suffer similar instability in the future. Such factors as new tariffs, changes in monetary policies, inflation, governmental instability and similar matters could negatively affect the Company's anticipated performance in foreign markets. The occurrence of any of these circumstances could have an adverse effect on future financial performance, which effect could be material.

         A significant portion of the cost of goods manufactured by the Company in North America is raw material cost. The Company is implementing changes in its purchasing function which the Company anticipates will enable it to purchase raw materials more efficiently and economically than it has in the past. The success of the Company purchasing initiatives may be affected by many factors beyond the Company's control, such as commodity pricing generally and higher prices for the specific raw materials required by the Company. In addition, the Company's initiatives to reduce the cost of raw materials simply may not achieve savings in amounts which the Company anticipates. A material failure by the Company to achieve the anticipated reductions in raw material costs would likely have an adverse effect on anticipated future financial performance, which effect could be material.

         The Company anticipates realizing price increases for certain of its products. The Company operates in a highly competitive industry, and its ability to realize price increases may be limited due to competitive pressures. If there is a material failure to realize anticipated price increases, margins likely will be lower than anticipated by the Company, and this will likely have an adverse effect on future financial performance, which effect could be material.

         The Company anticipates that it will in the future more fully utilize its Advanced Manufacturing and Distribution Center (AMDC), constructed in 1994-95 in Hattiesburg, Mississippi, as well as other key facilities being retained by the Company. If the Company fails to achieve full utilization these facilities, particularly the AMDC, this will likely have an adverse effect on future financial performance, which effect could be material.

         The Company anticipates that it will be able to more rapidly develop and introduce a substantial number of new and innovative products in the future. However, the Company may prove unable to meet its more aggressive schedules for future product development. Failure to develop and manufacture new products in the amounts anticipated or a failure to reduce the cycle time for new product introductions would likely have an adverse effect on





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future financial  performance,  which effect could be material.  The anticipated rapid development cycle also may result in higher than anticipated warranty returns, which also could have a materially adverse effect on future financial performance.

         The Company competes in a highly competitive environment with numerous competitors which are financially strong and capable of competing effectively with the Company in the market-place. Such competitors may take actions to meet the Company's new product introductions and other initiatives. Some competitors may be willing to accept lower margins and to reduce prices to compete with the Company. As a result, the Company could fail to achieve anticipated sales increases, to realize anticipated price increases, or otherwise fail to meet its anticipated results. Any of such circumstances would likely have an adverse effect on future financial performance, which effect could be material.